Exhibit 99.1

NEWS RELEASE

NASDAQ REPORTS SECOND QUARTER 2021 RESULTS;

DELIVERS 21% INCREASE IN REVENUE COMPARED TO PRIOR YEAR

•

Second quarter 2021 net revenues[1] were $846 million, an increase of 21% over the second quarter of 2020. Compared to the prior year period, Solutions segments[2] revenues increased 26% while Market Services revenues increased 13%.

•	Annualized Recurring Revenue (ARR)[3] was $1,808 million in the second quarter of 2021, an increase of 22% from the prior year period.

•

Second quarter 2021 GAAP diluted earnings per share of $2.05 increased 41% compared to $1.45 in the second quarter of 2020. Second quarter 2021 non-GAAP[4] diluted earnings per share of $1.90 increased 23% from $1.54 in the second quarter of 2020.

•	During the first six months of 2021, the company returned $579 million of cash to investors, including $410 million in share repurchases and $169 million in dividends.

NEW YORK, July 21, 2021 - Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the second quarter of 2021.

Second quarter 2021 net revenues were $846 million, an increase of $147 million, or 21%, from $699 million in the prior year period. Net revenues reflected a $104 million, or 15%, positive impact from organic growth, a $27 million increase from the inclusion of revenues from the acquisition of Verafin, which was completed during the first quarter of 2021, and a $16 million increase from the impact of favorable changes in FX rates.

Solutions segments revenues were $534 million in the second quarter of 2021, reflecting a $76 million, or 18%, positive impact from organic growth, a $27 million increase from the inclusion of revenues from the acquisition of Verafin, and a $8 million increase from the impact of FX. Market Services net revenues were $312 million in the second quarter of 2021, reflecting a $28 million, or 10%, positive impact from organic growth and a $8 million increase from the impact of FX.

“Vibrant capital markets activity and expanding corporate and investor demand for financial technology solutions drove a very strong performance for Nasdaq in the first half of the year,” said Adena Friedman, President and CEO, Nasdaq. “Our performance in new listings and trading as well as our focus growing areas like anti-financial crime and buyside workflow solutions sustained year over year revenue growth across all of our businesses. Each of our businesses has expanded both the diversity and depth of their client-base in recent years and that is what underpins the strength and resiliency of the Nasdaq platform as we move through each quarter.”

GAAP operating expenses were $470 million in the second quarter of 2021, an increase of $86 million from $384 million in the second quarter of 2020. The increase primarily reflects higher compensation and benefits expense, higher computer operations and data communication expense, higher depreciation and amortization expense, partially offset by lower general, administrative and other expense.

Non-GAAP operating expenses were $392 million in the second quarter of 2021, an increase of $65 million, or 20%, compared to the second quarter of 2020. This increase reflects a $24 million, or 7%, organic increase over the prior year period, a $26 million increase from the impact of the Verafin acquisition and a $15 million increase from changes in FX rates. The organic increase primarily reflects higher compensation and benefit expense, higher marketing and advertising expense, higher computer operations and data communication expense, higher depreciation and amortization expense, partially offset by lower general, administrative and other expense.

“Our strong net revenue, operating profit and EPS results in the second quarter of 2021 demonstrate both the strength of our diverse offerings and scalability of our increasingly SaaS-oriented business model,” said Ann Dennison, Executive Vice President and Chief Financial Officer, Nasdaq. “We completed the sale of our U.S. Fixed Income business during the second quarter and we expect to initiate an accelerated stock repurchase, or ASR, imminently as part of our effort to offset the related share issuance.”

On a GAAP basis, net income in the second quarter of 2021 was $341 million, an increase of 41% compared to $241 million in the second quarter of 2020, including the impact of a $84 million net gain on sale related to the divestiture of our U.S. fixed income business. GAAP diluted EPS was $2.05, an increase of 41% compared $1.45 in the second quarter of 2020.

On a non-GAAP basis, net income in the second quarter of 2021 was $316 million, an increase of 23% compared to $256 million in the second quarter of 2020. Non-GAAP diluted EPS totaled $1.90, an increase of 23% from $1.54 in the second quarter of 2020.

As of June 30, 2021, the company had cash and cash equivalents of $390 million and total debt of $5,701 million, resulting in net debt of $5,311 million. This compares to total debt of $5,541 million and net debt of $2,796 million at December 31, 2020.

During the second quarter of 2021, the company repurchased $248 million in shares of its common stock and repurchased an aggregate of $410 million during the first six months of 2021. As of June 30, 2021, there was $1,459 million remaining under the board authorized share repurchase program, following the board approval in June of an increase in the share repurchase authorization to an aggregate of $1.5 billion.

As previously announced, the company completed the sale of the U.S. Fixed Income business in June and issued approximately 6.2 million shares to a third party in connection with the consummation of the transaction. During the second quarter of 2021, the company began the execution of a repurchase initiative intended to offset the dilutive impacts of the sale. The company now plans to enter an accelerated share repurchase (ASR) agreement to repurchase an additional $475 million of shares, which is expected to be completed by the end of the year. The company expects the remaining planned repurchases related to the sale of the U.S. Fixed Income business to occur in 2022 and 2023.

UPDATING 2021 NON-GAAP EXPENSE AND TAX GUIDANCE5

The company is updating its 2021 non-GAAP operating expense guidance to a range of $1,590 to $1,620 million. Nasdaq continues to expect its 2021 non-GAAP tax rate to be in the range of 25.0% to 27.0%.

BUSINESS HIGHLIGHTS

All comparisons are to the second quarter of 2020 unless otherwise noted.

•	Market Services - Net revenues were $312 million in the second quarter of 2021, an increase of $36 million, or 13%.

•	Equity Derivative Trading and Clearing - Net revenues increased $20 million, or 24%, in the second quarter of 2021. The increase primarily reflects higher U.S. industry trading volumes.

•

Cash Equity Trading - Net revenues increased $4 million, or 4%, in the second quarter of 2021. The increase primarily reflects higher U.S. net capture rates, higher European value traded and the impact of changes in FX rates, partially offset by lower U.S. industry trading volumes and U.S. market share.

•

Fixed Income and Commodities Trading and Clearing - Net revenues increased $3 million, or 21%, in the second quarter of 2021, primarily due to the impact of changes in FX rates and higher European products revenues.

•	Trade Management Services - Revenues increased $9 million, or 12%, in the second quarter of 2021, primarily due to increased demand for connectivity services.

•	Corporate Platforms - Revenues were $154 million in the second quarter of 2021, up $28 million, or 22%.

•

Listing Services - Revenues increased $24 million, or 32%, in the second quarter of 2021. The increase was primarily driven by higher U.S. listing revenues due to an increase in the overall number of listed companies and higher Nasdaq Private Markets revenues.

•

IR & ESG Services - Revenues increased $4 million, or 8%, in the second quarter of 2021, primarily due to an increase in IR services revenue from strong sales and higher retention rates along with increases across all our ESG product lines.

•	Investment Intelligence - Revenues were $263 million in the second quarter of 2021, up $50 million, or 23%.

•

Market Data - Revenues increased $5 million, or 5%, in the second quarter of 2021. The increase reflects organic growth in proprietary data products from new sales, including continued expansion geographically.

•

Index - Revenues increased $39 million, or 57%, in the second quarter of 2021. The increase was primarily driven by higher assets under management in exchange traded products linked to Nasdaq indexes and increased futures trading linked to the Nasdaq-100 Index.

•

Analytics - Revenues increased $6 million, or 14%, in the second quarter of 2021, primarily due to growth in our eVestment platform driven by new sales, strong retention, and higher average revenue per client from expanded offerings.

•

Market Technology - Revenues were $117 million in the second quarter of 2021, up $33 million, or 39%, driven primarily by $27 million associated with the Verafin acquisition, $4 million in organic increase, and $2 million due to changes in FX rates.

•

Anti Financial Crime Technology - Revenues increased $29 million, or 88%, in the second quarter of 2021. The increase is due to the inclusion of revenues from our acquisition of Verafin and continued growth in surveillance solutions.

•

Marketplace Infrastructure Technology - Revenues increased $4 million, or 8%, in the second quarter of 2021, primarily due to growth in support licensing and SaaS revenues and the impact from changes in FX rates.

CORPORATE HIGHLIGHTS

•

Index and Analytic revenues continue strong growth and launch several new products. During the second quarter of 2021, Nasdaq’s Investment Intelligence segment’s Index and Analytics revenues saw increases of 57% and 14%, respectively, versus the prior-year period. Index growth was driven by increased demand for both licensed ETPs and licensed index futures contracts. During the second quarter of 2021, 15 new licensed ETPs were introduced, including 12 ETPs launched outside the U.S., including the Hashdex Nasdaq Crypto ETF. Nasdaq’s analytics offerings through our eVestment platform saw continued strong new sales and user adoption across both asset owners and asset managers. The expanded suite of solutions are also resulting in higher ARR per client.

•

Nasdaq acquired a majority interest in Puro.earth and launched the ESG Data Hub to further expand Nasdaq’s growing suite of products supporting sustainable investment decisions. Nasdaq acquired a majority stake in Puro.earth, a leading marketplace for carbon removal and the world’s first marketplace to offer industrial carbon removal instruments that are verifiable and tradable through an open, online platform. Nasdaq also launched the ESG Data Hub that connects investors with expert-led ESG data sets from leading providers across a wide spectrum of areas, including gender diversity, carbon emissions and climate risk.

•

The Nasdaq Stock Market led U.S. exchanges for IPOs during the second quarter of 2021 with a 78% IPO win rate. In the second quarter of 2021, The Nasdaq Stock Market welcomed 135 IPOs representing $32 billion in capital raised, including 88 operating company[6] IPOs such as AppLovin, Marqueta, The Honest Company, Confluent, monday.com and TuSimple as well as 47 special purpose acquisition companies. The Nasdaq Stock Market also welcomed Coinbase, the largest ever direct listing.

•

Nasdaq led all exchanges during the second quarter of 2021 in total options volume traded and set a record for number of shares traded during the 2021 Russell U.S. Indexes reconstitution. In the second quarter of 2021, Nasdaq’s U.S. options market traded 782 million multiply-listed equity option contracts, an increase of 28% year over year, and led all exchanges during the period in total volume traded for options inclusive of both multiply-listed equity options and index options products. The Nasdaq Closing Cross achieved a record day for rebalancing Nasdaq-listed securities in the family of Russell U.S. Indexes during their annual reconstitution with 2.37 billion shares representing $80.9 billion executed in 1.97 seconds.

•

Nasdaq completed the sale of its U.S. Fixed Income business, Nasdaq Fixed Income, to Tradeweb Markets. Nasdaq’s decision to sell its U.S. Fixed Income business aligns with its corporate strategy to concentrate its resources and capital to maximize its potential as a major technology, analytics and market infrastructure provider to the global capital markets. Nasdaq intends to use the proceeds from the sale of Nasdaq Fixed Income, available tax benefits and related working and clearing capital, as well as other sources of cash, to repurchase shares in order to offset longer-term dilution to non-GAAP earnings per share.

[1]	Represents revenues less transaction-based expenses.
[2]	Constitutes revenues from Market Technology, Investment Intelligence and Corporate Platforms segments.
[3]

Annualized Recurring Revenue (ARR) for a given period is the annualized revenue derived from subscription contracts with a defined contract value. This excludes contracts that are not recurring, are one-time in nature or where the contract value fluctuates based on defined metrics. ARR is currently one of our key performance metrics to assess the health and trajectory of our recurring business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

[4]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses, included in the attached schedules.
[5]

U.S. GAAP operating expense and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

[6]	Operating companies exclude special purpose acquisition companies and when a special purpose acquisition company completes an acquisition.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Our diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income, and non-GAAP operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Organic revenue growth, organic change and organic impact reflect adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates, and (ii) the revenues, expenses and operating income associated with acquisitions and divestitures for the twelve month period following the date of the acquisition or divestiture.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, ability to transition to new business models, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions, divestitures and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, the impact of the COVID-19 pandemic on our business, operations, results of operations, financial condition, workforce or the operations or decisions of our customers, suppliers or business partners, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations.

Media Relations Contact:

Will Briganti

+1.646.964.8169

william.briganti@nasdaq.com

Investor Relations Contact:

Ed Ditmire, CFA

+1.212.401.8737

ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020
Revenues:
Market Services	$878	$1,139	$975
Transaction-based expenses:
Transaction rebates	(517)	(654)	(530)
Brokerage, clearance and exchange fees	(49)	(147)	(169)

Total Market Services revenues less transaction-based expenses	312	338	276
Corporate Platforms	154	155	126
Investment Intelligence	263	258	213
Market Technology	117	100	84

Revenues less transaction-based expenses	846	851	699

Operating Expenses:
Compensation and benefits	231	239	189
Professional and contract services	38	27	31
Computer operations and data communications	46	44	35
Occupancy	26	28	26
General, administrative and other	12	13	25
Marketing and advertising	9	10	4
Depreciation and amortization	68	63	50
Regulatory	7	7	7
Merger and strategic initiatives	12	45	4
Restructuring charges	21	10	13

Total operating expenses	470	486	384

Operating income	376	365	315
Interest income	—	1	1
Interest expense	(33)	(29)	(26)
Net gain on divestiture of business	84	—	—
Other income	—	1	—
Net income from unconsolidated investees	27	57	26

Income before income taxes	454	395	316
Income tax provision	113	97	75

Net income attributable to Nasdaq	$341	$298	$241

Per share information:
Basic earnings per share	$2.08	$1.81	$1.47

Diluted earnings per share	$2.05	$1.78	$1.45

Cash dividends declared per common share	$0.54	$0.49	$0.49

Weighted-average common shares outstanding for earnings per share:
Basic	164.1	164.7	164.1
Diluted	166.4	167.1	166.1

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing revenues	$364	$422	$297
Transaction-based expenses:
Transaction rebates	(255)	(296)	(199)
Brokerage, clearance and exchange fees	(6)	(20)	(15)

Total net equity derivative trading and clearing revenues	103	106	83
Cash Equity Trading revenues	415	617	590
Transaction-based expenses:
Transaction rebates	(262)	(358)	(331)
Brokerage, clearance and exchange fees	(43)	(126)	(153)

Total net cash equity trading revenues	110	133	106
Fixed Income and Commodities Trading and Clearing revenues	17	20	15
Transaction-based expenses:
Brokerage, clearance and exchange fees	—	(1)	(1)

Total net fixed income and commodities trading and clearing revenues	17	19	14
Trade Management Services revenues	82	80	73

Total Net Market Services revenues	312	338	276

CORPORATE PLATFORMS REVENUES
Listings Services revenues	98	98	74
IR & ESG Services revenues	56	57	52

Total Corporate Platforms revenues	154	155	126

INVESTMENT INTELLIGENCE REVENUES
Market Data revenues	106	108	101
Index revenues	107	102	68
Analytics revenues	50	48	44

Total Investment Intelligence revenues	263	258	213

MARKET TECHNOLOGY REVENUES
Anti Financial Crime Technology revenues	62	46	33
Marketplace Infrastructure Technology revenues	55	54	51

Total Market Technology revenues	117	100	84

REVENUES LESS TRANSACTION-BASED EXPENSES	$846	$851	$699

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$390	$2,745
Restricted cash and cash equivalents	40	37
Financial investments	235	195
Receivables, net	559	566
Default funds and margin deposits	3,579	3,942
Other current assets	214	175

Total current assets	5,017	7,660
Property and equipment, net	493	475
Goodwill	8,585	6,850
Intangible assets, net	2,943	2,255
Operating lease assets	383	381
Other non-current assets	562	358

Total assets	$17,983	$17,979

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$168	$175
Section 31 fees payable to SEC	172	224
Accrued personnel costs	172	227
Deferred revenue	451	235
Other current liabilities	132	121
Default funds and margin deposits	3,579	3,942
Short-term debt	221	—

Total current liabilities	4,895	4,924
Long-term debt	5,480	5,541
Deferred tax liabilities, net	337	502
Operating lease liabilities	397	389
Other non-current liabilities	203	187

Total liabilities	11,312	11,543

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,435	2,547
Common stock in treasury, at cost	(423)	(376)
Accumulated other comprehensive loss	(1,452)	(1,368)
Retained earnings	6,098	5,628

Total Nasdaq stockholders’ equity	6,660	6,433
Noncontrolling interests	11	3

Total equity	6,671	6,436

Total liabilities and equity	$17,983	$17,979

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020
U.S. GAAP net income attributable to Nasdaq	$341	$298	$241
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	40	36	26
Merger and strategic initiatives expense (2)	12	45	4
Restructuring charges (3)	21	10	13
Net gain on divestiture of business (4)	(84)	—	—
Net income from unconsolidated investee (5)	(26)	(57)	(25)
Charitable donations (6)	—	—	12
Other	5	2	2

Total non-GAAP adjustments	(32)	36	32
Non-GAAP adjustment to the income tax provision (7)	7	(7)	(17)

Total non-GAAP adjustments, net of tax	(25)	29	15

Non-GAAP net income attributable to Nasdaq	$316	$327	$256

U.S. GAAP diluted earnings per share	$2.05	$1.78	$1.45
Total adjustments from non-GAAP net income above	(0.15)	0.18	0.09

Non-GAAP diluted earnings per share	$1.90	$1.96	$1.54

Weighted-average diluted common shares outstanding for earnings per share:	166.4	167.1	166.1

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represented a fundamental shift in our strategy and technology as well as executive re-alignment and were excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of non-cash items such as asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life as well as third party consulting costs.

(4)

In June 2021, we completed the sale of our U.S. Fixed Income business, which was part of our Fixed Income and Commodities Trading and Clearing business within our Market Services segment and recognized a pre-tax gain on the sale of $84 million, net of disposal costs. The pre-tax gain is included in net gain on divestiture of business in the Condensed Consolidated Statements of Income for the three months ended June 30, 2021.

(5)

Represents the earnings and losses recognized from our equity interest in the Options Clearing Corporation, or OCC. We will continue to exclude the earnings and losses related to our share of OCC’s earnings for purposes of calculating non-GAAP measures as our income on this investment may vary significantly compared to prior years. This provides a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

(6)

For the three months ended June 30, 2020, charitable donations were made to the Nasdaq Foundation, COVID-19 response and relief efforts, and social justice charities which are recorded in general, administrative and other expense in the Condensed Consolidated Statements of Income.

(7)	The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020
U.S. GAAP operating income	$376	$365	$315
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	40	36	26
Merger and strategic initiatives expense (2)	12	45	4
Restructuring charges (3)	21	10	13
Charitable donations (4)	—	—	12
Other	5	2	2

Total non-GAAP adjustments	78	93	57

Non-GAAP operating income	$454	$458	$372

Revenues less transaction-based expenses	$846	$851	$699
U.S. GAAP operating margin (5)	44%	43%	45%
Non-GAAP operating margin (6)	54%	54%	53%

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represented a fundamental shift in our strategy and technology as well as executive re-alignment and were excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of non-cash items such as asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life as well as third party consulting costs.

(4)

For the three months ended June 30, 2020, charitable donations were made to the Nasdaq Foundation, COVID-19 response and relief efforts, and social justice charities which are recorded in general, administrative and other expense in the Condensed Consolidated Statements of Income.

(5)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by revenues less transaction-based expenses.
(6)	Non-GAAP operating margin equals non-GAAP operating income divided by revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020
U.S. GAAP operating expenses	$470	$486	$384
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(40)	(36)	(26)
Merger and strategic initiatives expense (2)	(12)	(45)	(4)
Restructuring charges (3)	(21)	(10)	(13)
Charitable donations (4)	—	—	(12)
Other	(5)	(2)	(2)

Total non-GAAP adjustments	(78)	(93)	(57)

Non-GAAP operating expenses	$392	$393	$327

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represented a fundamental shift in our strategy and technology as well as executive re-alignment and were excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of non-cash items such as asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life as well as third party consulting costs.

(4)

For the three months ended June 30, 2020, charitable donations were made to the Nasdaq Foundation, COVID-19 response and relief efforts, and social justice charities which are recorded in general, administrative and other expense in the Condensed Consolidated Statements of Income.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	34.6	40.1	26.6
Nasdaq PHLX matched market share	12.7%	12.9%	11.4%
The Nasdaq Options Market matched market share	8.4%	7.9%	10.4%
Nasdaq BX Options matched market share	1.1%	0.7%	0.2%
Nasdaq ISE Options matched market share	6.1%	7.7%	8.3%
Nasdaq GEMX Options matched market share	6.1%	5.9%	5.6%
Nasdaq MRX Options matched market share	1.5%	1.4%	0.5%

Total matched market share executed on Nasdaq’s exchanges	35.9%	36.5%	36.4%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	262,890	358,365	292,551
Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	10.6	14.7	12.4
Matched share volume (in billions)	114.2	152.6	142.7
The Nasdaq Stock Market matched market share	15.8%	15.7%	16.8%
Nasdaq BX matched market share	0.7%	0.7%	0.9%
Nasdaq PSX matched market share	0.7%	0.7%	0.6%

Total matched market share executed on Nasdaq’s exchanges	17.2%	17.1%	18.3%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	35.3%	35.2%	31.5%

Total market share (2)	52.5%	52.3%	49.8%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	1,019,162	1,093,684	937,245
Total average daily value of shares traded (in billions)	$6.6	$7.0	$5.6
Total market share executed on Nasdaq’s exchanges	77.3%	78.5%	78.3%
Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income volume ($ billions traded)	$1,799	$2,494	$1,246
Total average daily volume of Nasdaq Nordic and Nasdaq Baltic fixed income contracts	119,198	125,959	116,057
Commodities
Power contracts cleared (TWh) (3)	206	250	184
Corporate Platforms
Initial public offerings
The Nasdaq Stock Market (4)	135	275	42
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	62	24	9
Total new listings
The Nasdaq Stock Market (4)	192	319	55
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	72	32	13
Number of listed companies
The Nasdaq Stock Market (6)	3,817	3,667	3,156
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (7)	1,152	1,090	1,042
Investment Intelligence
Number of licensed exchange traded products (ETPs)	359	349	323
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$415	$385	$272
TTM (8) net inflows in ETP AUM tracking Nasdaq indexes (in billions)	$47	$52	$35
Market Technology
Order intake (in millions) (9)	$119	$41	$38
Annualized recurring revenues (in millions) (10)	$432	$416	$268

(1)	Includes Finnish option contracts traded on Eurex for which Nasdaq and Eurex have a revenue sharing arrangement.

(2)

Includes transactions executed on The Nasdaq Stock Market’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.

(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)

New listings include IPOs, including issuers that switched from other listing venues, closed-end funds and separately listed ETPs. For the three months ended June 30, 2021, of the 135 IPOs, 47 were SPACs. For the three months ended March 31, 2021, of the 275 IPOs,196 were SPACs. For the three months ended June 30, 2020, of the 42 IPOs, 7 were SPACs.

(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on The Nasdaq Stock Market at period end, including 419 ETPs as of June 30, 2021, 410 as of March 31, 2021, and 410 as of June 30, 2020.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(8)	Trailing 12-months.
(9)	Total contract value of orders signed during the period, excluding Verafin.
(10)

Annualized Recurring Revenue, or ARR, for a given period is the annualized revenue of Market Technology support and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our recurring business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts during the reporting period used in calculating ARR may or may not be extended or renewed by our customers.